Exhibit 4.2

THIS SERVICE AGREEMENT (THE “AGREEMENT”) IS EXECUTED BY AND BETWEEN CARSO GLOBAL TELECOM, S.A.B. DE C.V., HEREINAFTER THE “SERVICE PROVIDER” REPRESENTED BY MR. ARMANDO IBANEZ VAZQUEZ AND CONTROLADORA DE SERVICIOS DE TELECOMUNICACIONES, S.A. DE C.V., HEREINAFTER “CONSERTEL” REPRESENTED BY MR. EDUARDO ALVAREZ RAMIREZ DE ARELLANO, WHICH PARTIES WILL BE REFERRED TO JOINTLY AS THE “PARTIES” OR INDIVIDUALLY AS THE PARTY, ACCORDING TO THE FOLLOWING RECITALS AND CLAUSES.

RECITALS

I.	The Service Provider, through its representative, states that:

a)	It is a company duly incorporated and validly existing according to the laws of Mexico. Its domicile is located at Insurgentes Sur 3500, Torre Telmex, Quinto piso, Col. Pena Pobre, C.P. 14060, Delegación Tlalpan, México, Distrito Federal;

b)	Its representative has sufficient power and authority to obligate the company according to the terms hereunder, which power has not been amended, limited or revoked in any manner whatsoever;

c)	Its corporate purpose, among other activities, is to promote, organize and administer all kinds of business corporations as well as civil partnerships; to provide management, organization, tax, legal and consulting services to companies;

d)	It has the necessary elements to properly provide the services subject matter of this Agreement.

II.	CONSERTEL, through its representative, states that:

a)	It is a company duly incorporated and validly existing according to the laws of Mexico. Its domicile is located at Parque Via número 198, colonia Cuauhtemoc, Delegación Cuauhtemoc, C.P. 60599, México, Distrito Federal.

b)	Its representative has sufficient power and authority to obligate the company according to the terms hereunder, which power has not been amended, limited or revoked in any manner whatsoever;

c)	Its corporate purpose, among other activities, is to promote, create, organize, exploit, acquire and hold an interest in the capital stock or equity of all kinds of business corporations, civil partnerships or companies, whether domestic or foreign industrial, commercial, service providers or any other, as well as providing and receiving all kinds of consulting services and technical, scientific and management assistance.

d)	It desires to engage the services of the “Service Provider” in order to carry out its operations in the best manner possible.

III.	In consideration of the mutual covenants set out in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

CLAUSES

ONE.- The Service Provider hereby undertakes to provide consulting and advisory services to CONSERTEL and/or its Affiliates regarding the management and operation specified below:

1.	Evaluation of the departments, positions and persons contracted by CONSERTEL as well as its Affiliates;

2.	Review and, if applicable, assistance with the restructuring of the labor contracts;

3.	Technical, management and financial planning;

4.	Implementation of management and operational systems and controls;

5.	Planning and negotiation of investments, optimizing returns earned from the company’s resources;

a)	Optimizing the design and investments in telecommunication network equipment;

b)	Analysis and evaluation of new investments and acquisitions.

6.	Preparation of programs to transform CONSERTEL into a efficient and streamlined operation to aggressively grow in such a manner that CONSERTEL improves and maintains its service quality at international levels;

7.	Restructuring policies on tariff, commercial, technical and service matters;

8.	Preparation of relocation plans for personnel;

9.	Assistance in managing the Instituto Tecnológico de Teléfonos de México, S.C.

10.	Executing, if applicable, real-estate investment plans that substantially reduce its numbers and amounts;

11.	Drafting rules and regulations for construction;

12.	Assessing alternatives that occur within the technical-financial studies carried out for the CONSERTEL operations;

Generally, the Service Provider undertakes to render services for the regeneration, reorganization and restructuring of CONSERTEL and its Affiliates through the planning, execution and oversight of several areas within each company, to the Parties’ satisfaction.

Hereinafter these services will be referred to as the “Services”.

For the purposes of this Agreement, an Affiliate will mean any company that controls or is controlled by or is under the joint control of CONSERTEL, whether directly or indirectly in any of the foregoing cases.

TWO.- CONSERTEL will never invest the Service Provider with decision-making power regarding the company’s management; therefore, the Board of Directors, the Office of the CEO and/or the Corporate Committees of CONSERTEL will be exclusively authorized and responsible for taking any decision about the company’s management without any interference by the Service Provider.

THREE.- The Service Provider will render the Services with its own means or through third parties that the Service Provider may contract; however, the Service Provider will be exclusively liable for said third parties.

FOUR.- CONSERTEL undertakes to pay the Service Provider the total amount equivalent in Mexican Pesos to $22,500,000.00 US dollars (TWENTY TWO

MILLION FIVE HUNDRED THOUSAND US DOLLARS 00/100) plus the corresponding Value Added Tax (VAT) as the consideration for its service rendering.

This consideration will be paid by CONSERTEL to the Service Provider in a single installment by February 27th, 2009.

To determine the amount of the aforementioned payment in Mexican Pesos, the parties will use the rate of exchange to pay obligations set in foreign currency payable in Mexico that is published in the Daily Gazette of the Federation on the day immediately prior to the payment date.

In the event that CONSERTEL requires services that are not included in this Agreement, the Service Provider will charge the additional amount agreed by the Parties.

The receipt issued by the Service Provider for the payment will be made out to CONSERTEL according to the terms hereunder and must include the applicable legal and administrative tax requirements including expressly and separately charging value added tax (VAT).

FIVE.- The Service Provider intends on complying with the obligations undertaken hereunder in good faith and in the best possible manner as well as providing the Services by its own means or that of others. Furthermore, the Service Provider hereby unconditionally undertakes to be strictly responsible for any liability regarding the persons employed to provide the Services; therefore, the Service Provider will be solely liable for the labor contracts and any other type of contract executed with said personnel and, if applicable, will pay the fees and other labor benefits such as social security dues, workers’ housing dues, income tax and other charges that may be generated. The Service Provider will hold CONSERTEL harmless from any dispute that may arise with the aforementioned personnel and from any claim resulting from work accidents or illness thereof.

At the request of the Service Provider, CONSERTEL hereby grants sufficient powers to board members, consultants and committee members of the Service Provider so that if necessary, said attorneys-in-fact may provide the Services on behalf of CONSERTEL. However, it is hereby understood that a work relationship does not exist between the attorneys-in-fact and CONSERTEL, but that the agreement stipulated in the paragraph above will apply in regard to the relationship between the Service Provider and its board members, consultants and committee members.

SIX.- The valid term of this Agreement will start as of its signature date and will conclude exactly on December 31st, 2009.

SEVEN.- Regarding any matter regarding the validity, construction and compliance hereunder, the laws of the Federal District and the Federal Laws will apply as well as any court resolution that may arise, the Parties submit to the competent courts of Mexico City, Federal District; thereby expressly waiving any other jurisdiction that may correspond by reason of their nationality, domicile or residence.

IN WITNESS WHEREOF, this Agreement has been executed in two counterparts and signed in Mexico City, Federal District on February 23rd, 2009.

CARSO GLOBAL TELECOM, S.A.B DE C.V.	CONTROLADORA DE SERVICIOS DE TELECOMUNICACIONES, S.A. DE C.V.

/s/ C.P. Armando Ibáñez Vázquez	/s/ Lic. Eduardo Alvarez Ramírez de Arellano
C.P. Armando Ibáñez Vázquez Attorney-in-fact	Lic. Eduardo Alvarez Ramírez de Arellano Attorney-in-fact

Witness	Witness

/s/ C.P. Francisco Ángeles Mayorga	/s/ Lic. Gabriel Juárez Lozano
C.P. Francisco Ángeles Mayorga	Lic. Gabriel Juárez Lozano